ENERGY FOCUS, INC. REPORTS THIRD QUARTER 2010 RESULTS
PROVIDES FOURTH QUARTER FORECAST

SOLON, Ohio, November 11, 2010 — Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the third quarter ended September 30, 2010 and forecast for fourth quarter 2010 sales and cash projections.

Financial and operating highlights for the third quarter of 2010 include the following:

•	Net sales from continuing operations increased in the third quarter of 2010 to $9.0 million, compared to $3.0 million for the third quarter of 2009.

•	The company finished the quarter with a balance sheet showing cash in the amount of $2.7 million and total shareholders’ equity of $8.0 million.

•	Cash generation for the third quarter of 2010 was $0.6 million, compared to cash utilization of $2.3 million in the third quarter of 2009. Excluding net proceeds from financing activities, the company had cash generation of $0.5 million in the third quarter 2010 yielding a year to date net cash of $155,000 generated by operations.

•	$2.8 million in lighting solutions contracts secured and $1.4 million in new military contracts.

The forecast for Q4 and 2010 include the following:

•	Sales, as previously forecast, in excess of $35 million are anticipated for 2010 with net sales from continuing operations expected to exceed $8.4 million in the fourth quarter 2010 versus $3.6 million in the fourth quarter 2009.

•	The company anticipates being net cash flow positive from operations in 2010.

•	$5.6 million, for at least a total of $27.4 million, in lighting solutions contracts secured by the end of the fourth quarter for work expected to be completed in 2010 and 2011.

“We continue to be delighted with the performance of our solutions, US products and military businesses,” said Joe Kaveski, CEO of Energy Focus, Inc. “During the third quarter, Rob Wilson, Steve Gasperson and their teams helped sustain our first and second quarter’s sales momentum by securing an additional $2.8 million in lighting solutions contracts and delivering over $9.0 million in total sales. Furthermore, Roger Buelow and his government team secured an additional $1.4 million in new military contracts during the quarter. The government team has now secured a total of $3.0 million in new contracts for the year.”

Energy Focus management will host a conference call on Thursday, November 11, 2010 at 4:30 p.m. EDT (1:30 p.m. PDT) to review the third quarter 2010 financial results and other corporate events, followed by a Q & A session. Dialing 1-866-416-5346 (US/Canada) or 1-913-312-0967 (International/Local), participants can access the conference call. The conference ID number is 5330384. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

The conference call will also be available over the Internet at http://www.energyfocusinc.com in the Investor Relations area of the site. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 1-866-416-5346 (US/Canada) or 1-913-312-0967 (international/local) and entering the following pass code: 5330384. Also, a replay of the conference call will be available over the Internet at http://www.energyfocusinc.com on November 11th, 2010 and will remain available for one year in the Investor Relations area of the site.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 69 relevant lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see www.energyfocusinc.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:
Energy Focus, Inc., Public Relations Office	.
(440) 715-1295 pr@energyfocusinc.com

Investor Contact:
Brian Tanous CleanTech IR, Inc (310)-541-6824 btanous@cleantech-ir.com

ENERGY FOCUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	September 30,	December 31,
	2010	2009
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,748	$1,062
Accounts receivable, net	5,955	2,922
Inventories, net	2,775	3,770
Prepaid and other current assets	516	509

Total current assets	11,994	8,263
Property and equipment, net	2,627	3,091
Goodwill	672	672
Intangible assets, net	1,945	2,750
Collateralized assets	2,500	2,500
Other assets	70	102

Total assets	$19,808	$17,378

LIABILITIES
Current liabilities:
Accounts payable	$5,836	$1,677
Accrued liabilities	2,414	1,854
Deferred revenue	883	295

Total current liabilities	9,133	3,826
Other deferred liabilities	3	149
Acquisition-related contingent liabilities	886	1,183
Long-term borrowings	1,768	715

Total liabilities	11,790	5,873
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2010 and 2009
Issued and outstanding: no shares in 2010 and 2009	—	—
Common stock, par value $0.0001 per share:
Authorized: 60,000,000 shares at September 30, 2010 and
30,000,000 at December 31, 2009
Issued and outstanding: 23,721,000 at September 30, 2010 and
21,250,000 at December 31, 2009	1	1
Additional paid-in capital	74,830	71,373
Accumulated other comprehensive income	475	474
Accumulated deficit	(67,288)	(60,343)

Total shareholders’ equity	8,018	11,505

Total liabilities and shareholders’ equity	$19,808	$17,378

The accompanying notes are an integral part of these financial statements.

ENERGY FOCUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$9,049	$3,023	$26,364	$8,871
Cost of sales	7,187	2,700	21,539	7,508

Gross profit	1,862	323	4,825	1,363
Operating expenses:
Research and development	(22)	(61)	(101)	270
Sales and marketing	1,721	1,429	4,858	4,549
General and administrative	1,528	1,408	4,723	3,845
Revaluation of equity instruments	53	—	1,803	—
Restructuring expense	—	125	26	125

Total operating expenses	3,280	2,901	11,309	8,789

Loss from operations	(1,418)	(2,578)	(6,484)	(7,426)
Other income (expense):
Other income (expense)	9	(88)	(57)	79
Interest expense	(153)	(21)	(400)	(61)

Loss from continuing operations before income taxes	(1,562)	(2,687)	(6,941)	(7,408)
Provision for income taxes	(1)	—	(4)	—

Loss from continuing operations	$(1,563)	$(2,687)	$(6,945)	$(7,408)

Discontinued operations:
Income (loss) from discontinued operations	—	69	—	(600)
before income taxes
Provision for income taxes	—	—	—	—

Income (loss) from discontinued operations	—	69	—	(600)

Net loss	$(1,563)	$(2,618)	$(6,945)	$(8,008)

Net loss per share — basic and diluted	$(0.07)	$(0.17)	$(0.31)	$(0.54)

Shares used in computing net loss per share -
basic and diluted	23,420	15,079	22,431	14,946

The accompanying notes are an integral part of these financial statements.